Exhibit 99.1

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD SCIENCES COMPLETES ACQUISITION OF PHARMASSET, INC.

Foster City, California, January 17, 2012 — Gilead Sciences, Inc. (Nasdaq: GILD) today announced the completion of the previously announced transaction for Royal Merger Sub II Inc., a wholly-owned subsidiary of Gilead (“Merger Sub II”), to acquire Pharmasset, Inc. (Nasdaq: VRUS) for $137 per share in cash, or approximately $11.2 billion in the aggregate.

On November 21, 2011, Gilead and Pharmasset announced that Pharmasset, Gilead and Royal Merger Sub Inc., a wholly-owned subsidiary of Gilead (“Merger Sub”), had signed a definitive merger agreement pursuant to which a tender offer would be made. Pursuant to the merger agreement, Gilead, Merger Sub and Merger Sub II commenced a tender offer on December 6, 2011 to acquire all outstanding shares of Pharmasset at a price of $137 per share, net to the seller in cash (less any required withholding taxes and without interest). On January 12, 2012, Gilead announced that it had successfully completed the tender offer for all outstanding shares of common stock of Pharmasset and had accepted for payment all shares validly tendered and not withdrawn as of the expiration time of the tender offer and would promptly pay for such shares, which shares represented approximately 95% of Pharmasset’s outstanding shares (including 5,529,352 shares delivered through Notices of Guaranteed Delivery, representing approximately 7% of the shares outstanding). The rights of Merger Sub under the merger agreement were assigned to Merger Sub II on January 12, 2012. Pursuant to the terms of the merger agreement, Merger Sub II merged with and into Pharmasset on January 17, 2012. In order to accomplish the merger as a “short-form” merger, Merger Sub II exercised its “top-up” option pursuant to the merger agreement, which permitted Merger Sub II to purchase additional shares of common stock of Pharmasset directly from Pharmasset for $137 per share (the same purchase price paid in the offer). All outstanding shares of common stock of Pharmasset, other than (i) shares owned by Gilead, Merger Sub II or any of their direct or indirect wholly-owned subsidiaries, (ii) shares owned by Pharmasset or its subsidiary and (iii) shares held by Pharmasset stockholders who properly demand appraisal for their shares under Delaware law, were canceled and converted into the right to receive cash equal to the $137 price per share.

As a result of the completion of the merger, Pharmasset has become a wholly-owned subsidiary of Gilead and the common stock of Pharmasset will no longer be listed for trading on the NASDAQ Global Select Market, which is expected to take effect as of the close of market on January 17, 2012.

Barclays Capital, Inc. and Bank of America Merrill Lynch acted as financial advisors to Gilead. Skadden, Arps, Slate, Meagher & Flom LLP acted as Gilead’s legal advisors.

Morgan Stanley & Co. LLC acted as financial advisors to Pharmasset. Sullivan & Cromwell LLP acted as Pharmasset’s legal advisors.

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is the development of oral therapeutics for the treatment of hepatitis C virus (HCV) infection. Pharmasset’s research and development efforts are focused on nucleoside/tide analogs, a class of compounds which act as alternative substrates for the viral polymerase, thus inhibiting viral replication.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Gilead’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Asia Pacific.

Forward-Looking Statements

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Gilead. Forward-looking statements include, without limitation, statements regarding business combination and similar transactions, prospective performance and opportunities and the outlook for the companies’ businesses, including, without limitation, the ability of Gilead to advance Pharmasset’s product pipeline or develop an all-oral antiviral regimen for HCV, performance and opportunities and regulatory approvals, the anticipated timing of data from clinical data; the possibility of unfavorable results of the companies’ clinical trials; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: the effects of the transaction on relationships with employees, customers, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in Gilead’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

###

2